Exhibit 23.2

                CONSENT OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP



Nelnet Education Loan Funding, Inc.

We consent to the use of our name in the registration statement of Nelnet Education Loan Funding, Inc. to which this consent is attached which is being filed to register $2,000,000,000 of student loan asset-backed notes to be issued by Nelnet Education Loan Funding, Inc.


  /s/  Ballard Spahr Andrews & Ingersoll, LLP

June 6, 2003